Exhibit 21.1
PRINCIPAL SUBSIDIARIES OF DYCOM INDUSTRIES, INC.

The following table sets forth the Registrant’s principal subsidiaries and the jurisdiction of incorporation of each. Each subsidiary is 100% owned by the Registrant or its subsidiaries.

Subsidiary	Jurisdiction
Ansco & Associates, LLC	Delaware
Blair Park Services, LLC	Delaware
Bigham Cable Construction, Inc.	Florida
C-2 Utility Contractors, LLC	Delaware
CableCom, LLC	Delaware
CertusView Technologies, LLC	Delaware
Communications Construction Group, LLC	Delaware
Dycom Capital Management, Inc.	Delaware
Dycom Corporate Identity, Inc.	Delaware
Dycom Identity, LLC	Delaware
Dycom Investments, Inc.	Delaware
Engineering Associates, LLC	Georgia
Ervin Cable Construction, LLC	Delaware
Fiber Technologies Solutions, LLC	Delaware
Gardens Capital Management, LLC	Delaware
Globe Communications, LLC	North Carolina
Ivy H. Smith Company, LLC	Delaware
Jansen Cable Construction, LLC	Illinois
Kanaan Communications, LLC	Delaware
Lambert’s Cable Splicing Company, LLC	Delaware
Locating, Inc.	Washington
NeoCom Solutions, LLC	Georgia
Niels Fugal Sons Company, LLC	Delaware
North Sky Communications, LLC	Delaware
Parkside Utility Construction, LLC	Delaware
Pauley Construction, LLC	Arizona
Point to Point Communications, Inc.	Louisiana
Power Solutions, LLC	Maryland
Precision Valley Communications of Vermont, LLC	Delaware
Prince Telecom, LLC	Delaware
Professional Teleconcepts, LLC	Illinois
RJE Canada, Inc.	Delawre
RJE Telecom, LLC	Delaware
Sage Telecommunications Corp. of Colorado, LLC	Colorado
Star Construction, LLC	Delaware
TCS Communications, LLC	Delaware
TelCom Construction, LLC	Minnesota
Texstar Enterprises, LLC	Texas
Tjader & Highstrom Utility Services, LLC	Delaware
Trawick Construction Company, LLC	Florida
Triple-D Communications, LLC	Delaware
UNTRA Express, LLC	Delaware
Utility Technologies, LLC	Alaska
UtiliQuest, LLC	Georgia
VCI Construction, LLC	Delaware
White Mountain Cable Construction, LLC	Delaware